EXHIBIT 15.01

May 24, 2002

Mr. Victor Demarco
Demarco Energy Systems of America, Inc.
12885 Research
Austin, TX  78750

Dear Mr. Demarco,

I, Nathan M. Robnett, hereby consent to the use of my name and my Accountant's Review Report dated May 8, 2002, and the Financial Statements of Demarco Energy Systems of America, Inc. as of March 31, 2002, including the respective notes thereto, in the SB-2 Registration Statement as amended of Demarco Energy Systems of America, Inc.

My consent is limited as described above and is valid until June 30, 2002. Any additional use or use after June 30, 2002 of my name will require my consent in each and every instance.

Sincerely,

 /s/ Nathan M. Robnett
 ------------------------
 Nathan M. Robnett
 Robnett & Company, P.C.
 Austin, Texas